UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20509

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 18, 2018

Date of Report

(Date of earliest event reported)

FUTURE HEALTHCARE OF AMERICA

(Exact name of registrant as specified in its charter)

WYOMING	000-54917	45-5547692
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

5001 Baum Blvd., Suite 770

Pittsburgh, PA  15213

(Address of principal executive offices)

(561) 693-1422

Registrant's telephone number

N/A

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter or Rule 12b-2 of the Securities and Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  [  ]

Item 8.01.  Other Events.

On May 18, 2018, Future Healthcare of America, a Wyoming corporation (the “Company”), and Natur Holding B.V., a Netherlands-based holding company (“Natur”), executed a non-binding letter of intent for the Company to acquire all of Natur’s outstanding capital stock pursuant to a reverse triangular merger or share exchange (the “Merger”) on mutually agreeable terms (the “Letter of Intent”). Natur is Europe's first hi-tech health food and beverage company with a mission to revolutionize natural juice and snack consumption, allowing consumers to afford a better quality of life through natural and functional nutrition.  Natur offers 100% natural / organic juices and snacks with no additives or preservatives, all of which are non-GMO.  The focus is on the premium branded segment in which consumers are increasingly moving towards healthier alternatives, embracing the ‘snackification’ trend. Natur has a multi-channel route to market via leading retailers, foodservice partners, online subscription models and through to its own European flagship retail stores.”

The final number of shares of the Company’s common stock to be issued in connection with the Merger will be specified in a definitive agreement between the parties, with the parties anticipating that the stockholders of Natur will own approximately 71% of the Company’s shares immediately following the closing of the Merger, with the remaining 29% to be owned by the Company’s current stockholders, noteholders, lenders and consultants.  Upon completion of the transaction, Natur will be a wholly-owned subsidiary of the Company and the former Natur stockholders will own a controlling interest in the Company.

The Letter of Intent contemplates that the current businesses of the Company will be sold either prior to or after the closing of the proposed definitive agreement between the parties (the “Closing”).

Following the Closing, the Company intends to continue Natur’s historical businesses described above.

The Letter of Intent contains customary provisions, including among other things: (i) providing Natur and the Company access to one another’s personnel, properties, books and records for due diligence purposes; (ii) restricting the Company from soliciting or entertaining offers relating to the acquisition of the Company or its common stock through purchase, merger, consolidation or otherwise until the earlier of the date that one party provides the other with written notice that negotiations toward the definitive agreement are terminated (the “Termination Date”) or 90 days after the date of the Letter of Intent; and (iii) requiring the Company and Natur to operate their respective businesses in the ordinary course of business until the Termination Date.

The Closing of the Merger is subject to numerous conditions including the negotiation and execution of a binding definitive agreement between the parties and the satisfaction of any pre-Closing conditions that may be contained therein.  The Company can provide no assurance that such conditions will be met or that the contemplated Merger will be consummated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUTURE HEALTHCARE OF AMERICA,

a Wyoming corporation

Dated:  May 21, 2018

By /s/ Christopher J. Spencer

Christopher J. Spencer, President